Exhibit 10 (27)
Layne Christensen Company
Mineral Exploration Division Incentive Compensation Plan
Effective February 1, 2008
SECTION I. Definitions.
          In addition to the terms defined elsewhere throughout this Plan (as defined in Section II below), the following terms shall have the following meanings:
          “Committee” shall mean the administrative committee of this Plan (as defined in Section III below).
          “Company” shall mean Layne Christensen Company and its subsidiaries.
          “District” shall mean a separate profit center of the Company within the Division (as defined below) as determined from the Company’s internal financial records and as set forth in Exhibit A attached hereto; provided, however, that the Committee shall have the authority in its discretion to group one or more profit centers into one “District” for purposes of this Plan.
          “Division” shall mean that portion of the Company which forms the Mineral Exploration Division as determined by the Committee in its sole discretion from time to time.
          “EBIT” shall mean earnings before interest and taxes exclusive of any of the Company’s general and administrative expenses as determined by the Committee in its sole discretion from time to time.
          “EBIT Benchmark” shall mean the performance benchmark assigned to a certain District, Region (as defined below) and/or the Division and based on the EBIT of such respective District, Region or the Division.
          “Pool” shall mean the bonus pool established for each District, Region and/or the Division for each fiscal year.
          “Region” shall mean a separate grouping of Districts within the Division identified on Exhibit B; provided, however, that the Committee shall have the authority in its discretion to change the grouping of Districts and the makeup of all or any Regions from time to time.
SECTION II. Purpose of the Plan.
          The Company desires to effect a program of making awards as soon as practicable after the end of each fiscal year, as provided below, to certain employees of the Division who during such fiscal year, in the judgment of the Committee, have significantly contributed to the achievement of certain objectives of the Division and of the Districts or Regions in which such employees perform services. The purpose of this program is to provide additional incentive for the eligible employees to promote the best interests and most profitable operation of the Division.
          This program shall be known as the “Layne Christensen Company Mineral Exploration Division Incentive Compensation Plan” (hereinafter referred to as the “Plan”). This Plan supersedes the Layne Christensen Company Mineral Exploration Division Incentive Compensation Plan effective February 1, 2007. No participant of this Plan shall be eligible to participate in the Layne Christensen Company District Incentive Compensation Plan after February 1, 2007. The existence of the Plan shall not be in lieu of or otherwise affect or be affected by any other compensation plan or arrangement of the Company.
SECTION III. Administration.
          The Plan shall be administered by the Committee. The Committee shall consist of at least three persons appointed by the Board of Directors of the Company. Except as otherwise permitted by the Board of Directors of the Company, during the one-year period prior to the commencement of service of a Committee member on the Committee, such member shall not have participated in, and while serving and for one year after serving on the Committee, such member shall not be eligible for participation in, the Plan.
          The Committee shall have full power, in its sole discretion, to interpret, construe and administer the Plan and adopt rules and regulations relating to the Plan.
          Decisions made by the Committee in good faith and in the exercise of its powers and duties hereunder shall be binding upon all parties concerned. No member of the Committee shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such person under the Plan.
SECTION IV. Participation.
          All salaried, non-clerical employees of the Division shall be eligible for participation in the Plan (and shall hereinafter be referred to as “Participants”).
          In addition to the Participants and at the discretion of the Committee, a portion of the Pool may be set aside for payment to Division employees who do not participate in any other Company bonus or incentive program.
SECTION V. Calculation of Benchmarks.
          The incentive compensation to be allocated to the Pool for each District, Region and the Division shall be based on certain performance benchmarks. Each fiscal year, each District, Region and the Division will be assigned an EBIT Benchmark. The EBIT Benchmark for each District, Region and the Division shall be calculated by adding the EBIT for each respective District, Region and the Division for the three (3) immediately preceding fiscal years and dividing the sum of those three (3) numbers by three (3); provided, however, with respect to the EBIT Benchmark calculation for any fiscal year commencing after fiscal year 2008, the EBIT for any of such three (3) immediately preceding fiscal years shall not be less than three percent (3%) of the revenue, nor more than one hundred twenty-five percent (125%) of the EBIT Benchmark, for such fiscal year.
SECTION VI. Generation of Bonus Pools.
          As soon as practical following the end of each fiscal year, a Pool shall be established for each District, Region and the Division in an amount equal to (i) $0.03 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves eighty percent (80%) to one hundred percent (100%) of its respective EBIT Benchmark; or (ii) $0.045 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves more than one hundred, but less than one hundred twenty-five percent (125%) of its respective EBIT Benchmark (in which case no amount shall be credited to any Pool under clause (i) above); or (iii) $0.065 for each $1.00 of EBIT generated during such fiscal year to the extent such District, Region or the Division achieves more than one hundred twenty-five percent (125%) of its respective EBIT Benchmark (in which case no amount shall be credited to any Pool under clauses (i) or (ii) above); provided, however, in no case shall the combined Pools for the districts, regions or Division exceed fifteen percent (15%) of the EBIT earned by the Division in such fiscal year.
SECTION VII. Determination of Amount of Award.
          The amount of incentive award to be granted from the Pool to a Participant shall be determined by the Committee.
          The amount of the individual awards shall be discretionary and in the sole judgment of the Committee, based upon the Participant’s performance for the fiscal year in which the incentive award is based, provided, however, that the amount of any cash incentive award shall not exceed: (i) 100% of the Participant’s annual regular salary for Participants included in Group I (as set forth in Exhibit C), (ii) 75% of the Participant’s annual regular salary for Participants included in Group II (as set forth in Exhibit C) and (iii) 50% of the Participant’s annual regular salary for Participants included in Group III (as set forth in Exhibit C). The term “annual regular salary” shall mean the annual regular salary of the Participant as of the first day of such fiscal year.
SECTION VIII. Type of Award.
          The incentive compensation award will be paid in cash or, as permitted under the Company’s 2006 Equity Incentive Plan, in shares of restricted or unrestricted common stock of the Company, or a combination of any of the foregoing as determined by the Board of Directors of the Company or the Compensation Committee thereof. To the extent such award is payable in stock, the Participant shall receive the Company’s common stock, par value $.01 per share.
SECTION IX. Termination of Employment.
          In the event a Participant voluntarily terminates his or her employment with the Company at any time prior to the close of the fiscal year, the Participant will not be eligible for any award otherwise payable for the fiscal year.
          In the event a Participant is involuntarily terminated (without cause) prior to the close of the fiscal year, the Participant will be considered for receipt of the award he or she would have otherwise received (as determined by the Committee in its sole discretion) and, if awarded, prorated to reflect the length of the Participant’s service during the relevant fiscal year. The Committee will take into consideration the circumstances of the termination in determining the propriety and amount of the award. The Company’s payment of severance or post-employment salary support to a Participant will not be considered part of the Participant’s annual regular salary for purposes of the Plan.
SECTION X. Miscellaneous.
          There shall be deducted from each cash payment made under the Plan the amount of any tax required by any governmental authority to be withheld by the Company with respect to such payment. A Participant receiving stock hereunder shall have deducted by the Company from the award the amount of any taxes which the Company is required by any governmental authority to withhold with respect to such stock prior to calculation of the number of shares of stock to be awarded.
          Nothing in the Plan shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in the Plan shall be construed as establishing any right of continued employment by the Company.
          A Participant’s rights and interests under the Plan may not be assigned or transferred. In the case of a Participant’s death prior to payment of a Participant’s award, payment in an amount equal to what the Participant would have otherwise received had he or she been employed on the last day of the fiscal year (as determined by the Committee in its sole discretion), prorated to reflect the length of the Participant’s service during the relevant fiscal year, shall be made to the personal representatives of the Participant’s estate or such other person or persons as the Committee deems appropriate.
          The Board of Directors of the Company, or the Compensation Committee thereof, may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that such Board (or Committee) may deem advisable. In the event the Plan is terminated, no further payments will be made under the Plan.
SECTION XI. Effective Date.
          The Plan, as amended, shall be effective as of February 1, 2008.

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